Exhibit 21

LabOne, Inc.
A Missouri Corporation

Subsidiaries

LabOne L.L.C. Kansas - Single member LLC

Lab One Canada, Inc. Canada - C Corp.

Systematic Business Services, Inc. Missouri - C Corp.
     ScanTech Solutions, LLC Missouri - Single member LLC

ExamOne World Wide, Inc. Pennsylvania - C Corp.
     ExamOne World Wide of NJ, Inc. New Jersey - C Corp.

Osborn Group, Inc. Delaware - C Corp.
     Intellisys, Inc. Georgia - C Corp.

Central Plains Holdings, Inc. Kansas - C Corp.
     Central Plains Laboratories, L.L.C. Kansas - Single member LLC